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                                                                     EXHIBIT 8.1
                    [Letterhead of McDermott, Will & Emery]




                                    July 25, 2001

Valassis Communications, Inc.
19975 Victor Parkway
Livonia, Michigan 48152

     Re:  Registration Statement on Form S-3
          Zero Coupon Convertible Senior Notes due 2021
          Shares of Common Stock, par value $0.01 per share
          -------------------------------------------------

Ladies and Gentlemen:

          We have acted as special tax counsel to Valassis Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration for resale under the Securities Act of $272,100,000 aggregate issue price of the Company's Zero Coupon Convertible Senior Notes due 2021 (the "Notes"), which may be converted in certain cases into shares of the Company's common stock.

          In rendering the opinions set forth herein, we have reviewed the Registration Statement, including the exhibits thereto, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the discussion set forth in the Registration Statement under the heading "Certain United States Federal Income Tax Considerations," to the extent it states matters of law, summaries of legal matters, or legal conclusions with respect thereto under the laws of the United States, is a fair summary in all material respects of the material United States federal income tax consequences to holders of the Notes under existing United States laws, subject to the qualifications and assumptions stated therein.
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Valassis Communications, Inc.
July 25, 2001
Page 2


          The opinion set forth above is based upon our interpretations of current United States federal income tax law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. No opinion is being rendered as to the amount of the comparable yield for the Notes. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption "Legal Matters" with respect to the matters stated therein. In giving such consent, we do not admit that we are "experts" under the Securities Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is intended solely for your use as an exhibit to the Registration Statement for the purpose of the above sale of the Notes or common stock and is not to be relied upon for any other purpose.

                                    Very truly yours,

                                    /s/ McDermott, Will & Emery

                                    MCDERMOTT, WILL & EMERY